Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of The 787 Fund, Inc. consisting of AXA Enterprise Mergers and Acquisitions Fund (hereafter referred to as the “Registration Statement”) of our report dated December 15, 2006, relating to the financial statements and financial highlights which appear in the October 31, 2006 Annual Report to Shareholders of The Enterprise Group of Funds, Inc, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

September 21, 2007